                                                                   Exhibit 99(1)

                                                              ___________, 199__


Key Asset Management Inc.
127 Public Square
Cleveland, OH 44114-1306


                  Re: The Victory Variable Insurance Funds--initial investment and redemption

Dear ____________:

         It is anticipated that Key Asset Management Inc. ("KAM") will establish and register with the Securities and Exchange Commission ("SEC") three new portfolios, namely the Small Company Opportunity Fund, Diversified Stock Fund, and Investment Quality Bond Fund ("Portfolios") of The Victory Variable Insurance Funds ("Funds"), a registered investment company. The Funds will offer Class A Shares of each Portfolio. Portfolio shares will be available only to the separate accounts of insurance companies, and not to the general public. KAM will serve as investment adviser to the Portfolios.

         It is also anticipated that, pursuant to the terms of a Participation Agreement and certain related documents to which the parties may agree, Portfolio shares will be made available to certain separate accounts of ________________________________ ("______") for the purpose of funding the benefits payable under the terms of variable life insurance policies issued by ______ ("Contracts").

         KAM has estimated that, in order to appropriately establish the Portfolios, it will require initial capital in the amount of $1,000,000 for each Portfolio. Consequently, ______ has agreed to provide an initial investment in the Portfolios, subject to the terms of this letter of understanding, as follows:

         1. Upon KAM's request on _________, 1999, ______ will make an initial investment of $1,000,000 in Class A Shares of each Portfolio, provided that each Portfolio is described in an effective registration statement for the Funds.
         2. ________'s initial investment will be made in accordance with wire transfer instructions as directed by KAM. In return for its initial investment in each Portfolio, _______ will acquire Class A Shares and thus an ownership interest in the Portfolio.
         3. ________'s initial investment in the Portfolios (plus gains/minus losses) will be redeemed as the Portfolios become adequately funded with investments attributable to Contracts and/or other variable insurance products of insurance companies participating in the Funds. More specifically,

              ______ may begin to redeem its investment in each Portfolio when the amount of ________ initial investment represents 20% of the Portfolio's total assets, and redemption will be completed when the amount of ________ initial investment represents 10% of the Portfolio's total assets. Redemption will be timed and otherwise accomplished in an orderly manner, so as not to disrupt the Portfolios and/or compromise their performance.
         4. Notwithstanding the foregoing, unless ______ agrees in writing to extend the term of its investment in any Portfolio, ________ investment in each Portfolio will be redeemed no later than December 31, 1999.
         5. The product administrator for the Contracts will record and account for ________ investments under the terms of this letter of understanding.

         If the foregoing accurately expresses KAM's understanding and agreement, please sign the copy of this letter and return it to me for our files. Thank you for your attention to this matter.


                                            Sincerely yours,


                                            -----------------------
                                            Title:
                                                  -----------------


THE FOREGOING ACCURATELY EXPRESSES OUR UNDERSTANDING AND AGREEMENT:

Key Asset Management Inc.

By:
     ------------------------
     Name:
          -------------------
     Title:
           ------------------


________________________________ HEREBY ACKNOWLEDGES ITS RESPONSIBILITIES UNDER, AND HAS RECEIVED A COPY OF, THIS LETTER OF UNDERSTANDING:

________________________________

By:
         --------------------------------
         Name:  ___________________
         Title:  _______________________